Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
PRA Group, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333‑110330 and No. 333‑110331) on Form S‑8 and the registration statement (No. 333‑162224) on Form S‑3 of PRA Group, Inc. of our reports dated February 26, 2016 with respect to the consolidated balance sheets of PRA Group, Inc. and subsidiaries as of December 31, 2015 and 2014, and the related consolidated income statements, and statements of comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2015, and the effectiveness of internal control over financial reporting as of December 31, 2015, which reports appear in the December 31, 2015 annual report on Form 10‑K of PRA Group, Inc.
Our report dated February 26, 2016, on the effectiveness of internal control over financial reporting as of December 31, 2015, contains an explanatory paragraph that states that PRA Group, Inc. acquired 55% of the equity interest of RCB Investimentos S.A. (RCB) during 2015, and management excluded from its assessment of the effectiveness of PRA Group, Inc.’s internal control over financial reporting as of December 31, 2015, RCB’s internal control over financial reporting associated with approximately 3.2% of total assets and approximately 0.2% of total revenues reflected in the consolidated financial statements of PRA Group, Inc. and subsidiaries as of and for the year ended December 31, 2015. Our audit of internal control over financial reporting of PRA Group, Inc. also excluded an evaluation of the internal control over financial reporting of RCB.

/s/ KPMG LLP
Norfolk, Virginia
February 26, 2016